Exhibit 22



Wholly Owned Subsidiaries of Southern Scottish Inns, Incorporated



Carriage Inn of Huntsville, Inc.

Gulfside Mortgage Company

Hospitality Mortgage Company
Houmas Hospitality Corporation

Labove Apartment Company
LAFLA, Inc.

Morgan City Hospitality, Inc.

Scottish Venture One, Inc.
Scottish Venture/Canton, Inc.
Southern Inns of Arkansas, Inc.
Southern Scottish Inns No. 1, Inc.
Southern Scottish Inns No. 2, Inc.
Southern Scottish Inns No. 4, Inc.
Southern Scottish Inns of Miss, Inc.
Spanish Trail Hospitality, Inc.



Partially Owned Subsidiaries of Southern Scottish Inns, Incorporated



Hospitality International Real Estate, Inc.
Hospitality International, Inc.
Red Carpet Inns International, Inc.
Scottish Ventures No. 2, LLC
Southern Hospitality Insurance Services, Inc.